Tapestry, Inc.
2018 Stock Incentive Plan
Stock Option Grant Notice and Agreement
For Outside Directors

NAME

Tapestry, Inc. (the “Company”) is pleased to confirm that you have been granted a stock option (this “Option”), effective as of GRANT DATE (the “Grant Date”), as provided in this agreement (the “Agreement”) pursuant to the Tapestry, Inc. 2018 Stock Incentive Plan (as may be amended, restated or otherwise modified from time to time and in effect on the Grant Date, the “Plan”). Capitalized terms used but not defined in the Agreement shall have the meanings given to such terms in the Plan.
1.    Option Right. Your Option is to purchase, on the terms and conditions set forth below, the following number of Option Shares (the “Option Shares”) of the Company’s Common Stock, par value $.01 per Option Share (the “Common Stock”) at the exercise price specified below (the “Grant Price”).

	Number of Option Shares	Grant Price Per Option Share
Option Shares Granted	# of Options	Grant Price

2.    Option. This Option is a non-qualified stock option that is intended to conform in all respects with the Plan, a copy of which will be supplied to you upon your request, and the provisions of which are incorporated herein by reference. This Option is not intended to qualify as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.
3.    Expiration Date. This Option expires on the tenth (10th) anniversary of the Grant Date (the “Expiration Date”). Subject to Section 5, Option Shares that are vested as of the date you cease active service with the Company’s Board of Directors will be exercisable until the earlier of (a) the Expiration Date or (b) such earlier date indicated in Section 5 of the Agreement.
4.    Vesting. This Option may be exercised (subject to the restrictions contained in this Agreement) only to the extent it has vested, which shall be twelve (12) months after the Grant Date (the “Vesting Date”); provided that, subject to Section 5 of the Agreement, you remain in continuous service as a Director of the Company during the period beginning on the Grant Date and ending on the Vesting Date.
5. Death or Permanent and Total Disability; Change in Control; Cause; Other Resignation or Removal

a)
If you cease active service with the Company’s Board of Directors prior to the Vesting Date because of your death or Permanent and Total Disability (as defined below), then the Option will vest in full as of the date of your death or the date you are determined to be Permanently and Totally Disabled and the last day on which this Option may be exercised is the earlier of (a) the Expiration Date or (b) five (5) years after the date of your death or Permanent and Total Disability. For purposes of the foregoing, “Permanent and Total Disability” means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve months.

b)
If you cease active service with the Company’s Board of Directors, upon the consummation of Change in Control, the Option will immediately vest and become exercisable with respect to all Option Shares.

c)
If you cease active service with the Company’s Board of Directors prior to the Vesting Date for Cause (as defined below), the Option subject to this agreement, whether or not vested, will be forfeited in its entirety for no consideration on the date you cease active service. For purposes of this Agreement, (1) “Cause” shall mean violation of the Company’s Code of Conduct, the Company’s Corporate Governance Principles, or any other material written policy of the Company and its Affiliates applicable to members of the Company’s Board of Directors or removal from the Board of Directors for a reason that constitutes “cause” under the General Corporate Law of the State of Maryland.

d)
If you cease active service with the Company’s Board of Directors prior to the Vesting Date for reasons other than the situations described in Section 5(a), 5(b) or 5(c) (including, but not limited to, your resignation from or decision not to stand for re-election to the Board, failure to be nominated by the Board for election or re-election to the Board, failure to be elected to the Board by the Company’s stockholders in cases where your resignation is accepted by the Board), you will receive pro-rata vesting based on the number of days you served during the period beginning on the Grant Date and ending on your last date of service for the Board and the last day on which this Option may be exercised is the earlier of (a) the Expiration Date or (b) ninety (90) days after you cease active service.

6.    Exercise. This Option may be exercised (subject to the restrictions contained in the Agreement) in whole or in part for the number of Option Shares specified (which in all cases must be at least the lesser of two-hundred and fifty (250) or the total number of shares outstanding under this Option) in a written notice (including any electronic notice) that is delivered to the Company or its designated agent and is accompanied by full payment of the Grant Price for such number of specified Option Shares in cash. Subject to Section 1 above, this Option will be considered exercised on the date on which (a) your written notice of exercise and your payment of the Grant Price, have both been received by the Company or its designated agent, and (b) any condition to exercise, as described herein, has be satisfied.
7.    Rights as a Stockholder. You will have no right as a stockholder with respect to any Option Shares underlying the Option until and unless ownership of such Option Shares has been transferred to you in accordance with the Agreement and the Plan.
8.    Options Not Transferable. This Option will not be assignable or transferable by you, other than by will or by the laws of descent and distribution, or, with the consent of the Administrator, a DRO, and will be exercisable during your lifetime only by you (or your legal guardian or personal representative). If this Option remains exercisable after your death, subject to Sections 3, 5, and 6 above, it may be exercised by the personal representative of your estate or by any person who acquires the right to exercise such Option by bequest, inheritance or otherwise by reason of your death.

9.    Transferability of Option Shares. Option Shares generally are freely tradable in the United States. However, you may not offer, sell or otherwise dispose of any Option Shares in a way which would: (a) require the Company to file any registration statement with the Securities and Exchange Commission (or any similar filing under state law or the laws of any other country) or to amend or supplement any such filing or (b) violate or cause the Company to violate the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, any other state or federal law, or the laws of any other country. The Company reserves the right to place restrictions required by law on Common Stock received by you pursuant to this Option.
10.    Conformity with the Plan. This Option is intended to conform in all respects with, and is subject to applicable provisions of, the Plan. Inconsistencies between the Agreement and the Plan shall be resolved in accordance with the terms of the Plan. By your acceptance of the Agreement, you agree to be bound by all of the terms of the Agreement and the Plan.
11.    Data Privacy. Where required by applicable law, you hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your Data (as defined below) by and among, as necessary and applicable, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, email address, date of birth, social security or insurance number, passport or other identification number (e.g., resident registration number), salary, nationality, and job title, any Common Stock or directorships held in the Company, and details of the Options or any other restricted stock units or other entitlement to Shares awarded, canceled, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.
You understand that Data will be transferred to Fidelity Stock Plan Services or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country. You authorize the Company, Fidelity Stock Plan Services and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for sole the purpose of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom you may elect to deposit any Shares acquired upon exercise of the Options.
You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You understand that Data shall be held as long as is reasonably necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your service relationship with the Company will not be affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant you Options or other equity awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing such consent may affect your ability to participate in the Plan. In addition, you understand that the Company and its Affiliates have separately implemented procedures for the handling of Data which the Company believes permits the Company to use the Data in the manner set forth above notwithstanding your withdrawal of such consent. For more information on the consequences of refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

Finally, you understand that the Company may rely on a different legal basis for the collection, processing and/or transfer of Data either now or in the future and/or request you provide another data privacy consent. If applicable and upon request of the Company, you agree to provide an executed acknowledgment or data privacy consent (or any other acknowledgments, agreements or consents) to the Company that the Company may deem necessary to obtain under the data privacy laws in your country, either now or in the future. You understand that you may be unable to participate in the Plan if you fail to execute any such acknowledgment, agreement or consent requested by the Company.

12.     Miscellaneous.
(a)    Amendment or Modifications. The grant of this Option is documented by the minutes of the Board or by documents produced by the Company as authorized by such minutes, which records are the final determinant of the number of Option Shares granted and the conditions of this grant. The Board may amend or modify this Option in any manner to the extent that the Board would have had the authority under the Plan initially to grant such Option, provided that no such amendment or modification shall directly or indirectly impair or otherwise adversely affect your rights under the Agreement without your consent. Except as in accordance with the two immediately preceding sentences, the Agreement may be amended, modified or supplemented only by an instrument in writing signed by both parties hereto.
(b)    Governing Law. Notwithstanding anything herein to the contrary, all matters arising under the Agreement, including matters of validity, construction and interpretation, shall be governed by the internal laws of the State of New York, without regard to the provisions of conflict of laws thereof.
(c)    Binding Arbitration. All disputes, claims, controversies or causes of action between you and the Company or any of its Affiliates (collectively, the “Tapestry Companies”) or any of their employees and other service providers arising out of or related to the Agreement shall be determined exclusively by final, binding and confidential arbitration in accordance with this Section 10(c).   The arbitration shall be conducted before a single arbitrator in New York, New York (applying New York law) in accordance with the JAMS Employment Arbitration Rules & Procedures then in effect (a copy of such rules is available at https://www.jamsadr.com/rules-employment-arbitration/) and in the JAMS arbitral forum.  You and the Tapestry Companies shall be entitled to engage in discovery in the form of requests for documents, interrogatories, requests for admissions, physical and/or mental examinations and depositions, in accordance with and subject to the provisions of the Federal Rules of Civil Procedure.  Any disputes concerning discovery shall be resolved by the arbitrator.  The decision of the arbitrator appointed to hear the case will be final and binding on you and the Tapestry Companies.  The arbitrator’s award may be entered as a judgment in any court of competent jurisdiction in New York County, New York.  The party requesting the arbitration shall be responsible for paying any associated filing or administrative fees.  All other arbitration costs shall be shared equally by you and the Tapestry Companies; provided, however, the legal fees of the party that substantially prevails in the arbitration proceeding shall be paid by the non-prevailing party.  Such legal fees shall be paid no later than sixty (60) days following the issuance of the arbitrator’s decision.  With the exception of the foregoing clause, each party shall be responsible for the costs and fees of its counsel or other representative.
(d)    Successors and Assigns. Except as otherwise provided herein, the Agreement will bind and inure to the benefit of the respective successors and permitted assigns and heirs and legal representatives of the parties hereto whether so expressed or not.
(e)    Severability. Whenever feasible, each provision of the Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of the Agreement.
(f)    Foreign Asset/Account Reporting Requirements and Exchange Controls. Your country may have certain foreign asset and/or foreign account reporting requirements and exchange controls which may affect your ability to acquire or hold Option Shares under the Plan or cash received from participating in the Plan (including from any dividends paid on Option Shares, sale proceeds resulting from the sale of Option Shares acquired under the Plan) in a brokerage or bank account outside your country. You may be required to report such accounts, assets or transactions to the tax or other authorities in your country. You also may be required to repatriate sale proceeds or other funds received as a result of your participation in the Plan to your country through a designated bank or broker within a certain time after receipt. You acknowledge that it is your responsibility to be compliant with such regulations, and you should consult your personal legal advisor for any details.

In witness whereof, the parties hereto have executed and delivered the Agreement.

Tapestry, Inc.
Sarah Dunn Global Human Resources Officer

Date: GRANT DATE

I acknowledge that I have read and understand the terms and conditions of the Agreement and of the Plan and I agree to be bound thereto.
OPTIONEE:

__________________________________
NAME
Date: _____________________________

ANNEX
SPECIAL PROVISIONS FOR AWARD RECIPIENTS OUTSIDE THE UNITED STATES

This Annex includes additional terms and conditions that govern this Option if you reside and/or work outside the United States. Capitalized terms used but not defined herein shall have the same meanings ascribed to them in the Agreement or the Plan.

This Annex may also include information regarding exchange controls and certain other issues of which you should be aware with respect to your participation in the Plan. The information is based on the securities, exchange control and other laws concerning options, as applicable, in effect as of the date of the Agreement. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information noted herein as the only source of information relating to the consequences of your participation in the Plan as the information may be out of date at the time you exercise this Option or sell Option Shares acquired under the Plan.
In addition, the information in this Annex is general in nature, does not discuss all of the various laws, rules and regulations which may apply to your particular situation and the Company is not in a position to assure you of any particular result. Accordingly, you should seek appropriate professional advice as to how the relevant laws in your country apply to your specific situation.
Finally, if you are a citizen or resident of a country other than the one in which you currently are residing and/or working, transfer employment and/or residency after the Option is granted to you, or are considered a resident of another country for local law purposes, the terms and conditions contained herein for the country you are residing and/or working in at the time of grant may not be applicable to you, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to you. Similarly, the information contained herein may no longer be applicable in the same manner.

CHI99 3483079-14.029636.0020

COUNTRY SPECIFIC PROVISIONS
EUROPEAN UNION/EUROPEAN ECONOMIC AREA
The following provision replaces Section 10 of the Agreement if you are in the European Union or European Economic Area:
10. Data Privacy Notice.

a)
Data Collection and Usage. Pursuant to applicable data protection laws, you are hereby notified that the Company collects, processes, uses and transfers certain personal data about you for the purpose of administering your participation in the Plan. Specifics of the data processing are described below.

b)
Controller, EU Representative and DPO. The Company is the controller responsible for the processing of your personal data in connection with the Plan. You can reach the data protection officer (DPO) of the Company at dpo@tapestry.com.

c)
Personal Data Subject to Processing. The Company collects, processes and uses the following types of personal data about you: your name, home address and telephone number, email address, date of birth, social insurance, passport number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Options or any other entitlement to Shares awarded, canceled, settled, vested, unvested or outstanding in your favor, which the Company receives from you (“Personal Data”).

d)
Purposes and Legal Bases of Processing. The Company processes the Personal Data for the purpose of performing its contractual obligations under this Agreement, granting Options, implementing, administering and managing your participation in the Plan and facilitating compliance with applicable tax and securities law. The legal basis for the processing of the Personal Data by the Company and the third party service providers described below is the necessity of the data processing for the Company to perform its contractual obligations under this Agreement and for the Company’s legitimate business interests of managing the Plan and generally administering director equity awards.

e)
Stock Plan Administration Service Providers. The Company transfers Personal Data to Fidelity Stock Plan Services and its affiliated companies (collectively, “Fidelity”) who is an independent stock plan administrator with operations, relevant to the Company, in the United States, which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select different service providers and may share Personal Data with such service providers. As separate data controllers, the Company’s stock plan administrators will open an account for you to receive and trade Shares. You will be asked to agree on separate terms and data processing practices with the service provider, which is a condition of your ability to participate in the Plan. Your Personal Data will only be accessible by those individuals requiring access to it for purposes of implementing, administering and operating your participation in the Plan. You understand that you may request a list with the names and addresses of any potential recipients of Personal Data by contacting your local human resources representative.

f)
International Data Transfers. The Company and its service providers, including, without limitation, Fidelity, operate, relevant to the Company, in the United States, which means that it will be necessary for Personal Data to be transferred to, and processed in, the United States. You understand and acknowledge that the United States is not subject to an unlimited adequacy finding by the European Commission and that your Personal Data may not have an equivalent level of protection as compared to your country of residence. To provide appropriate safeguards for the protection of your Personal Data, the Personal Data is transferred to the Company based on data transfer and processing agreements implementing the EU Standard Contractual Clauses. You may request a copy of the safeguards used to protect your Personal Data by contacting the Company at: privacy@tapestry.com.

g)
Data Retention. The Company will use the Personal Data only as long as necessary to implement, administer and manage your participation in the Plan, or as required to comply with legal or regulatory obligations, including tax and securities laws. When the Company no longer needs the Personal Data, the Company will remove it from its systems. If the Company keeps data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be relevant laws or regulations.

h)
Data Subject Rights. To the extent provided by law, you have the right to (i) inquire whether and what kind of Personal Data the Company holds about you and how it is processed, and to access or request copies of such Personal Data, (ii) request the correction or supplementation of Personal Data that is inaccurate, incomplete or out-of-date in light of the purposes underlying the processing, or (iii) obtain the erasure of Personal Data no longer necessary for the purposes underlying the processing or processed in non-compliance with applicable legal requirements. In addition, you have, to the extent provided by law, the right to (iv) request the Company to restrict the processing of Personal Data in certain situations where you feel its processing is inappropriate, (v) object, in certain circumstances, to the processing of Personal Data for legitimate interests, and to (vi) request portability of Personal Data that you have actively or passively provided to the Company, where the processing of such Personal Data is based on consent or a contractual agreement with you and is carried out by automated means. In case of concerns, you also have the right to (vii) lodge a complaint with the competent local data protection authority. To receive additional information regarding your rights, raise any other questions regarding the practices described in this Agreement or to exercise your rights, you should contact the Company at: privacy@tapestry.com.

i)
Contractual Requirement. Your provision of Personal Data and its processing as described above is a contractual requirement and a condition to your ability to participate in the Plan. You understand that, as a consequence of your refusing to provide Personal Data, the Company may not be able to allow you to participate in the Plan, grant Options to you or administer or maintain such Options. However, your participation in the Plan and your acceptance of this Agreement are purely voluntary. While you will not receive Options if you decide against participating in the Plan or providing Personal Data as described above, your career and salary will not be affected in any way. For more information on the consequences of the refusal to provide Personal Data, you may contact the Company at: privacy@tapestry.com.

CHINA
The following provisions apply if you are subject to the exchange control regulations in China, as determined by the Company in its sole discretion:
Manner of Exercise. This provision supplements Section 5 of the Agreement:

You understand and agree that due to local exchange control requirements, you will be required, at the Company’s discretion, to exercise the Option using either the “cashless sell-all” method or the “cashless sell-to-cover” method. To complete a cashless sell-to-cover transaction, upon your instruction to exercise the Option, the Company’s designated broker will (i) sell (out of the Option Shares subject to the Option exercised) the number of Option Shares that is sufficient to pay the Grant Price, applicable brokerage fees and commissions, and any Tax-Related Items; (ii) use the proceeds of such sale to pay the Grant Price and applicable brokerage fees; and (iii) remit the balance of the proceeds, including any amounts required to cover the Tax-Related Items, in U.S. denominated cash to the designated Company sponsored bank account that has been authorized for use by the appropriate State Administration of Foreign Exchange ("SAFE"). To complete a “cashless sell-all” transaction, you consent and agree to: (i) instruct a broker designated by the Company to immediately sell all of the Option Shares issued upon exercise; (ii) use the proceeds of such sale to pay the Grant Price and applicable brokerage fees; and (iii) remit the balance of the proceeds, including any amounts required to cover the Tax-Related Items, in U.S. denominated cash to the designated Company sponsored bank account that has been authorized for use by SAFE.
You further agree that the Company may remit any Tax-Related Items directly from the designated Company sponsored bank account to the appropriate tax authorities on your behalf and any remaining proceeds to you. Alternatively, if you are required to complete a cashless sell-all transaction, you agree (i) that the Company may initially instruct the bank to issue 50% of the proceeds to you, (ii) you then will remit to the Company the entire Tax-Related Items calculated by Company in local currency (RMB), (iii) the Company will subsequently remit the Tax-Related Items to the appropriate tax authorities on your behalf; and (iv) the Company will then authorize the designated bank to release the remaining balance to the proceeds to you.
You acknowledge that the amount of Tax-Related Items calculated by the Company is an estimate, and you may be liable for additional taxes on the proceeds. You agree to bear any currency fluctuation risk between the time the Option Shares are sold and the time any sale proceeds (net of the Grant Price, applicable brokerage fees and Tax-Related Items) are distributed to you.
Exchange Control Requirements. By accepting the Option, you understand and agree that, pursuant to local exchange control requirements, any Option Shares you acquire upon exercise of the Option must be held in an account with the Company’s designated broker. You further understand that you are only permitted to sell Option Shares acquired under the Plan through the Company’s designated broker.
You further understand and agree that you will be required to repatriate any cash proceeds from the sale of Option Shares. You further understand that, under local law, such repatriation of cash proceeds may need to be effectuated through a special exchange control account established by the Company or another Affiliate, and you hereby consent and agree that any proceeds from the sale may be transferred to such special account prior to being delivered to you.

You further understand that the proceeds will be delivered to you as soon as possible, but there may be delays in distributing the funds to you due to exchange control requirements in China. Proceeds may be paid to you in U.S. dollars or local currency, at the Company’s discretion. If the proceeds are paid in U.S. dollars, you will be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this account. If the proceeds are paid in local currency, you understand and agree that the Company is under no obligation to secure any particular exchange conversion rate and there may be delays in converting the cash proceeds to local currency due to exchange control restrictions. You agree to bear any currency fluctuation risk between the time the cash proceeds are received and the time the cash proceeds are distributed to you through the special account described above.

You further agree to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.

Sale of Option Shares. You agree that, at the Company’s discretion and instruction, any or all of the Option Shares issued upon exercise may be sold at any time (including immediately upon exercise or upon termination of your service relationship, as described below). Your acceptance of the Option constitutes your authorization for the Company to instruct its designated broker to assist with the sale of such Option Shares (on your behalf pursuant to this authorization without further consent) and you expressly authorize the Company’s designated broker to complete the sale of such Option Shares. You acknowledge that the Company’s designated broker is under no obligation to arrange for the sale of the Option Shares at any particular price. Upon the sale of the Option Shares, the Company agrees to pay you the cash proceeds from the sale of the Option Shares, less brokerage fees and subject to any obligation to satisfy Tax-Related Items.

Treatment of Option Shares and Options upon Termination of Service Relationship. Due to exchange control regulations in China, you understand and agree that any Option Shares acquired under the Plan and held by you in your brokerage account must be sold within six months following termination of your service relationship, or within such other period as determined by the Company or required by SAFE (the “Mandatory Sale Date”). You understand that any Shares held by you that have not been sold by the Mandatory Sale Date will automatically be sold by the Company’s designated broker at the Company’s direction (on your behalf pursuant to this authorization without further consent), as described under "Sale of Option Shares" above.

You further understand and agree that, notwithstanding any provision in the Agreement, you must exercise any vested Option no later than six months from termination of your service relationship, or within any such other period as may be permitted by the Company or required by SAFE. You understand that any vested Option not exercised within six months of your termination or within such other period as may be permitted by the Company or required by SAFE will be forfeited.

ITALY

Method of Exercise. Notwithstanding anything to the contrary in the Agreement, you must exercise the Option using the cashless-sell-all exercise method. To complete a cashless-sell-all exercise, you must instruct the broker designated by the Company to: (i) immediately sell all of the Option Shares issued upon exercise; (ii) use the proceeds to pay the Grant Price, applicable brokerage fees and Tax-Related Items; and (iii) remit the balance in cash to you. If you do not complete this procedure, the Company may refuse to allow you to exercise the Option. The Company reserves the right to provide you with additional methods of exercise depending on local developments.

Plan Document Acknowledgment. In accepting the Option grant, you acknowledge that you have received a copy of the Plan and the Agreement and reviewed the Plan and the Agreement in their entirety and fully understand and accept all provisions of the Plan and the Agreement.

You further acknowledge that you have read and specifically and expressly approve the following sections of the Agreement: Section 10(b). Governing Law; Section 10(c). Binding Arbitration; Section 10(e). Severability; and the Data Privacy section of this Annex.

Foreign Asset/Account Reporting Information. If you are an Italian resident and at any time during the fiscal year hold investments or financial assets outside of Italy (e.g., cash, Option Shares) which may generate income taxable in Italy (or if you are the beneficial owner of such an investment or asset, even if you do not directly hold the investment or asset under Italian money laundering provisions), you are required to report such investments or assets on your annual tax return for such fiscal year (on UNICO Form, RW Schedule) or on a special form if you are not required to file a tax return.